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                                                                   EXHIBIT 11.1


                                  TEKGRAF, INC.

                        COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       FOR THE THREE MONTHS ENDED
                                                                MARCH 31,
                                                         2000              1999
                                                      ---------         ----------
Net loss                                              $    (146)        $    (175)

Basic and diluted weighted average number of
    common shares                                     6,161,664         6,161,664

Basic and diluted net loss per share                  $   (0.02)        $   (0.03)
                                                      =========         =========